EXPORATION AND OPTION
AGREEMENT

BETWEEN

WALKER RIVER RESOURCES CORP

AND

NEVADA CANYON GOLD CORP.

EXPLORATION AGREEMENT WITH OPTION TO FORM JOINT VENTURE

THIS EXPLORATION AGREEMENT WITH OPTION TO FORM JOINT VENTURE (LAPON CANYON PROPERTY) (the “Agreement”) is made effective this 15th day of September, 2015 (the “Effective Date”).

BETWEEN:

WALKER RIVER RESOURCES CORP., (“WRR”) a british columbia company, with an office at 551 Howe st.-suite 200 Vancouver, B.C. v6c 2c2

Fax Number: 819 825-1199

And:	NEVADA CANYON GOLD CORP., (“NCG”) a nevada limited liability company, with an office at 1495 Ridgeview Drive, Suite 220 Reno, Nevada 89509

Fax Number: 888 909-1033

RECITALS

A. WRR owns 100% undivided interest the Lapon Canyon gold project consists of 36 claims (720 acres/292 hectares), situated about 60 kilometres south of Yerington, Nev., in the Wasuk Range, within Mineral County. (the “Lapon Canyon Claims”) The Lapon Canyon Claims are more particularly described on Exhibit A-1 attached hereto.

B. WRR and NCG are parties to the letter of intent dated July __, 2015. The parties desire to formalize the agreement represented by the letter of intent. The letter of intent is superseded and replaced by this Agreement.

C. WRR entered into a “Mining Lease and Option to Purchase Agreement” dated March 1, 2013 (the “Mining Lease”) with the Beneficiaries of the Donald Potts Family Trust, a California Family Trust, as lessor. The Mining Lease consists of 36 claims (720 acres/292 hectares) of fee land situated in Mineral County, Nevada (the “Fee Land”). The Fee Land is more particularly described in Exhibit B-1 attached hereto. The Mining Lease is subject to a first amendment dated March 1, 2014. Rental payments of $13,500 in advance for each three month period during the term of the Lease and any renewal commencing on March 1, 2013 for four years ending March 1, 2017 with an option to renew for four (4) additional years.

D. The Lapon Canyon Claims are subject to total underlying Net Smelter Return Royalties (“NSR”) of 2% payable to three parties. The NSR’s are more particularly described in Exhibit C-1 attached hereto.

E. The agreements described in Recitals C and D may be referred to as the “Underlying Agreements” which in the singular means each of and, collectively, both of the two agreements.

F. The Lapon Canyon Claims (together with all contractual rights related thereto) shall be referred to collectively as the “Property”. The term Property shall include all ores, minerals, surface and mineral rights, and the right to explore, mine, and remove the same, and all water rights and improvements, easements, licenses, rights of way, and other interests of pertinence thereto. The Property shall also apply to any additional rights and interests acquired in the Area of Interest.

G. NCG wishes to acquire a 50% interest in the Property by making certain exploration expenditures in a work program on the Property pursuant to Section 3 of this Agreement.

H. WRR shall be the operator of exploration commencing on the Effective Date and continuing through the earn-in period.

I. Following completion of the work program and satisfaction of the terms and conditions of Section 3 of this Agreement, WRR and NCG may form a Joint Venture for further exploration and development of the Property.

In consideration of the recitals and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. DEFINITIONS

1.1	In this Agreement and in the schedules attached to it, unless the context otherwise requires, the following terms shall have the following meanings for all purposes hereof:

(a)	“Exploration Expenditures” means all costs incurred for the benefit of the Property for Exploration Work pursuant to this Agreement, including but not limited to: (a) salaries, wages and costs of benefits, labor expenses and travel and living expenses for WRR and NCG employees employed directly or for the benefit of the property; (b) costs and expenses of equipment, machinery, materials and supplies; (c) all payments to contractors for work on or for the benefit of the Property; (d) cost of sampling, assays, metallurgical testing and analyses and other costs to determine the quantity and quality of minerals on the Property; (e) costs incurred to apply for and obtain approvals, consents, licenses, permits and rights-of-way and other similar rights in connection with activities on the Property; (f) costs incurred for the administration of this Agreement; (g) expenses and payment of rentals, bonuses, minimum advance royalties and other payments pursuant to the Underlying Agreement, if any; (h) costs and expenses of performance of annual assessment work, if required to be performed; (i) costs and expenses of payment of federal annual mining claim maintenance fees and filing and recording of proof of payment of federal annual claim maintenance fees; (j) costs and expenses of payment of all required county recording fees; (k) all costs and expenses for the performance of all obligations under the Underlying Agreement, if any; (l) all taxes and assessments levied against the Property; (m) costs incurred to acquire new properties in the Area of Interest; and (m) an Expenditure Amount before the formation of the Joint Venture in the manner prescribed in Section 3.1.

(b)	“Exploration Work” means the all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of minerals on the Property.

(c)	“Effective Date” means September 15, 2015.

(d)	“Area of Mutual Interest” means only the lands within one (1) mile from the exterior boundaries of the unpatented mining claims which constitute the Property as of the Effective Date. This Section shall apply only to interests and rights which are in the Area of Interest and to any unpatented mining claims located by a party to the extent any portion of any such unpatented mining claims are within the Area of Interest.

(e)	“Royalty” means the percentage of the underlying Net Smelter Royalties (NSR) payable in connection with commencement of commercial production which are payable to the owner(s) of the underlying NSR’s (but specifically not including any ores owned by either of the parties hereto).

(f)	“Property” means the unpatented mining claims (including all appurtenances) described in Exhibit A-1, or on any exhibit or schedule which is part of Exhibit A, and all other easements, licenses, mineral interests, rights-of-way, surface use rights and interests in real property which are acquired and held subject to this Agreement, including any of the same acquired in the Area of Interest in accordance with Section 3.2.

2. REPRESENTATIONS, WARRANTIES AND COVENANTS

2.1 WRR represents and warrants that:

(a)	It is the sole owner of all rights, title and interest in and to the Property.

(b)	Except as described in Exhibit A, with respect to the Property there are no pending or, to its knowledge, threatened actions, administrative investigations, suits, claims or proceedings.

(c)	WRR has made available for inspection by NCG all geologic, engineering and other data in its possession pertaining to the Property. WRR makes no representation concerning the accuracy of any such information or with respect to the nature, quality, extent or any other characteristic of the mineral resources, if any, located on the Property.

(d)	WRR (a) has the capacity to enter into and to perform this Agreement and all corporate and other actions required to authorize WRR to enter into and perform this Agreement have been properly taken; (b) will not breach any other agreement or arrangement by entering into or performing this Agreement; and (c) has properly executed this Agreement and that this Agreement is WRR’s valid and binding legal obligation enforceable in accordance with its terms.

(e)	WRR is a corporation duly incorporated and in good standing in its jurisdiction of incorporation and that it is qualified to do business and is in good standing in the states where necessary in order to carry out the purposes of this Agreement.

(f)	The Properties are free of all claims, liens, charges and encumbrances of whatsoever nature.

(g)	It has the power and authority to carry on its business and to make this Agreement and any agreement that is contemplated by this Agreement.

(h)	Neither the making nor performing of this Agreement or any of the agreements contemplated by it conflict with, breach or accelerate the performance of any other agreement that it has made.

(i)	The making of this Agreement and any agreements contemplated by it does not violate or breach its organizational documents or the laws of any applicable jurisdiction or regulatory body and has been authorized by its board of directors.

2.2 WRR indemnifies and holds NGC harmless , their respective managers, members, directors, officers, employees and contractors for any previously incurred costs, damages, fees and liabilities incurred by WRR defending any actions, claims or proceedings arising from a claim by a third party relating to the Property.

2.3 NGC represents and warrants that:

(a)	It is duly organized in accordance with the laws of the State of Nevada and is in good standing in its incorporating and operating jurisdictions.

(b)	It has the power and authority to carry on its business and to make this Agreement and any agreement that is contemplated by this Agreement.

(c)	Neither the making nor performing of this Agreement or any of the agreements contemplated by it conflict with, breach or accelerate the performance of any other agreement.

(d)	The making of this Agreement and any agreements contemplated by it does not violate or breach its organizational documents or the laws of any applicable jurisdiction or regulatory body and has been authorized by its board of directors.

2.4 Each Party acknowledges that the other Party is relying on the foregoing representations and warranties being true and correct in making this Agreement and that the representations and warranties survive the making of this Agreement.

3. EXPLORATION AGREEMENT

3.1 Option to Earn 50% Interest. WRR hereby grants to WRR the exclusive option to earn an undivided fifty percent (50%) interest in the Property by funding FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) in exploration activities and expenditures during a two-year period.

(a) NGC agrees to spend a minimum of TWO HUNDRED-FIFTY THOUSAND DOLLARS ($250,000.00) in Exploration Expenditures on the Property (the “First Option”) and will earn an undivided twenty-five percent (25%) interest in the Property, within one (1) year following the Effective Date. The term “Exploration Expenditures” shall include monies expended on geological, geophysical, and geochemical surveys on the Property; sampling, trenching, drilling, and assaying.

(b) Thereafter, NGC agrees to spend an additional $250,000 in exploration expenditures in year two (2) (the “Second Option”) will acquire a total undivided fifty percent (50%) interest in the Property.

(c) Any excess of expenditures in one year shall be carried forward as a credit against the subsequent years’ expenditures. Any shortfall in expenditures can be made up in the following year with WRR’s consent. Absent such consent, a shortfall in expenditures shall be paid to WRR at the end of each contract year, provided the provisions of Section 20 have not been invoked or the Agreement has not been terminated in accordance with Section 8 below.

(d) At such time as NGC has expended FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) in exploration expenditures in accordance with Sections 3.1(a) and 3.1(b) above, NGC will have earned an undivided 50% interest in the Property. The parties shall then proceed to form a Joint Venture in accordance with Section 5 below.

3.2 Funding of Exploration Activities. Concurrent with the execution of this Agreement, NGC will open the “NGC Lapon Canyon Account” at the Neil Rd. branch of U.S. Bank in Reno, Nevada. This account shall be used exclusively to pay costs associated with the Lapon Canyon Project. Prior to the commencement of each contract quarter, WRR shall prepare a general plan and budget (“Plan”) setting forth the description and amount of WRR’s proposed exploration expenditures for the quarter. NGC shall review and comment upon the Plan within fifteen (15) days of its submission. However, WRR, as Operator during the earn-in period, shall have the final say regarding the Plan.

3.3 Bonding. The parties agree to diligently prepare, execute, and submit applications to the Bureau of Land Management and the Nevada Division of Environmental Protection for any required bonds and permits as required in the Exploration Program.

3.4 Claim Maintenance. WRR shall have the obligation to ensure the claims are maintained in good standing the federal claim maintenance fees are paid to the Nevada Bureau of Land Management by the annual due dates, as defined in the Mining Lease and Option to Purchase Agreement with Potts.

3.5 Maintenance of Contracts. For so long as this Agreement remains in good standing, WRR shall timely pay all monies and satisfy all other obligations required by the Mining Lease and Option to Purchase Agreement. In particular, NGC may make the rental payments required by Section 1.2 of the Mining Lease with Potts Family, which payments shall be credited against the Exploration Expenditure requirements.

3.6 Area of Interest. The parties hereby establish an Area of Interest extending two (2) mile from the exterior boundaries of the property, which is depicted on the map attached hereto as Exhibit A-2. Any mineral claims or rights acquired by either WRR or NGC within the Area of Interest shall be subject to the terms of this Agreement.

4. CONDUCT OF EXPLORATION WORK

The following provisions shall govern exploration activities on the Property during the term of the Exploration Agreement described in Section 1 above.

4.1 Conduct of Work. WRR shall perform its exploration activities on the Property in accordance with good mining practice, shall comply with the applicable laws and regulations relating to the performance of exploration and mining operations on the Property, and shall comply with the applicable worker’s compensation laws of the State of Nevada.

4.2 Liability. WRR as operator shall defend, indemnify, and hold the Property owners and NGC harmless from any claims, demands, or liabilities arising from or relating to WRR’s activities on the Property.

4.3 Liens. WRR shall keep the Property free and clear from any and all mechanics’ or laborers’ liens arising from labor performed on or material furnished to the Property at WRR’s request. However, a lien on the Property shall not constitute a default if WRR, in good faith, disputes the validity of the claim, in which event the existence of the lien shall constitute a default thirty (30) days after the validity of the lien has been adjudicated adversely to WRR.

4.4 Acquisition of Permits. WRR shall acquire all federal, state, and local permits required for its operations. WRR shall be responsible for reclamation of only those areas disturbed by WRR’s activities. WRR will post any operating and reclamation bonds required by regulatory agencies for work on the Property. The bond will revert to WRR upon satisfactory completion of the reclamation program.

4.5 Inspection of Property. Both WRR and NGC shall be permitted to enter upon the Property at all reasonable times for the purpose of inspection, but shall enter upon the Property at its own risk and so as not to hinder unreasonably the operations of the WRR. NGC shall indemnify and hold WRR harmless from any damage, claim, or demand by reason of injury to inspecting party or its agents or representatives on the Property or the approaches thereto.

4.6 Inspection of Accounts. Both WRR and NGC shall keep accurate books and records of accounts reflecting all exploration activities on the Property, and both parties shall have the right, either itself or through a qualified accountant of their choice and at its cost, to examine and inspect the books and records of both parties pertaining to operations and expenditures on the Property.

5. JOINT VENTURE

5.1 Formation of Joint Venture. At such time as NGC has funded $500,000.00 in Exploration and Development Work Expenditures obligations under Section 3, WRR grants to NGC, and NGC shall have, the option and right, exercisable in NGC’s sole and exclusive discretion, to earn and vest an undivided fifty percent (50%) interest in the Property and to form a joint venture (the “Joint Venture”) for the management and ownership of the Property. The parties will mutually agree to negotiate a Joint Venture Agreement.

5.2 Participating Interests. WRR shall have a Participating Interest of 50% and NGC will have a Participating Interest of 50%. The deemed value of WRR Participating Interest shall be $500,000.00. The value of NGC’s initial capital contribution shall be $500,000.00.

5.3 Operator of the Joint Venture. Following formation of the Joint Venture and in the negotiation of the Formal Joint Venture Agreement, WRR and/or NGC may become the Operator of the Joint Venture, as mutually agreed to by both parties. If WRR’s participating interest becomes less than 50%, NGC may elect to become the operator. A Management Committee, consisting of two representatives of each party, shall be responsible for approving programs and budgets and for determining the general policies and directions to be adopted by the Operator in the conduct of its operations. The Management Committee shall meet at least once monthly and otherwise on ten (10) days’ advance written notice given by either party.

Prior to the commencement of each contract quarter, the Operator shall propose Programs and Budgets to the Management Committee at least quarterly for periods determined necessary or appropriate by the Operator. Programs and Budgets for Exploration or mining Operations shall not exceed six (6) months without unanimous approval of the Participants. The Management Committee will vote upon the proposed work plan and budget within ten (10) days after delivery by the Operator. Each Party shall give notice to the Operator within ten (10) days after a Program and Budget is approved by the Management Committee whether it will fund its share of expenditures in respect of such Program and Budget. Each Party who elects to fund its share shall be obligated to do so.

If the Operator does not propose a Program and Budget requiring a total annual expenditure of $250,000.00 or more prior to the beginning of an annual period, then, within thirty (30) days after the beginning of the annual period, the non-Operator may propose a Program and Budget requiring an annual expenditure of $250,000.00 or more, and the non-Operator shall thereupon become the Operator. The former Operator shall be entitled to meet with the new Operator to discuss the proposed Program and Budget and suggest any changes it feels are appropriate. The new Operator shall immediately thereafter finalize the Program and Budget and deliver it to the former Operator, whereupon it shall be deemed to have been approved by the Management Committee. If the non-Operator does not present such a proposal within thirty (30) days after the beginning of the annual period, then the non-Operator will have waived its right to do so for that annual period.

5.4 Cash Calls and Dilution. Following approval of a quarterly program and budget, the Operator shall make cash calls from time to time for the conduct of operations. A party receiving a cash call must contribute its share within fifteen (15) days of receiving the notice. Failure by either party to participate in the cash call shall result in straight-line dilution in accordance with the “Dilution clause” in the formal Joint Venture Agreement. A party whose Participating Interest falls below ten percent (10%) shall be deemed to have withdrawn from the Joint Venture, and thereafter that party shall elect, on a one-time basis receive either (1) ten percent (10%) of net profits from the Joint Venture, as determined in accordance with standard accounting principles; or (2) a royalty on production equal to three percent (3%) of net smelter returns, as more particularly described on Exhibit C-1 attached hereto.

6. NGC RIGHT OF FIRST REFUSAL (ROFR) TO ACQUIRE ADDITIONAL INTEREST

Should NGC earn its 50% interest, in accordance with all of Section 3 above, WRR will grant a right of first refusal (ROFR) to increase NGC’s earned interest to 70% in consideration of the follow.

6.1 The purchase of a total of C$1,000,000 of common shares of WRR.

6.2 NGC within two years of earning its initial 50% interest, will fund and deliver a scoping study on the Property and on delivery of the scoping study, NGC earns the additional 20% interest, for an aggregate 70% interest in the Property.

6.3 If NGC exercises the above ROFR, NGC shall carry WRR’s ongoing Joint Venture obligations outside of the above scoping study, to a maximum of $500,000 (being WRR’s 50% obligation for $1,000,000 in exploration expenditures) on a carried, interest free basis. 100% recovery of WRR carried expenditures by NGC will occur in “any” of the following: a potential takeover, a buyout, and/or being sold to a third party.

6.4 If NGC does not elect to increase its participating interest by an additional twenty percent (20%) as described above, the parties shall form the Joint Venture in accordance with Section 5.2 above and shall execute and deliver the agreement for the formation and operation of the Joint Venture Agreement.

7. DEFAULT AND REMEDIES

7.1 Default and Remedies. If NGC fails to perform its obligations under this Agreement, and in particular fails to make any exploration expenditure hereunder, WRR may declare NGC in default by giving NGC written notice of default which specifies the obligation(s) which NGC has failed to perform. If NGC fails to remedy a default in a exploration expenditures within fifteen days (15) of receiving the notice of default, and thirty (30) days for any other default, WRR may terminate this Agreement or to proceed with any other remedy provided by law, subject to the provisions of this Agreement. NGC shall peaceably surrender its remaining Option to acquire an interest in of the Property to WRR. Notice of termination shall be in writing and served in accordance with this Agreement.

8. TERMINATION

8.1 Termination. This Agreement may be terminated by either Parties if either Party (i) assigns itself or is assigned into bankruptcy under applicable legislation; (ii) attempts to or does assign any rights of any nature granted hereunder to a third party; (iii) attempts to or actually enters into a business combination with any third party; (iv) fails to cure any default of any obligation of any nature hereunder.

8.2 The termination of this Agreement for any reason is without prejudice to, and does not affect, the right of WRR to recover from NGC any and all financial damages, as well as equitable relief, to which WRR may be entitled by contract, law or equity, or any other rights of the WRR, and all rights of WRR shall survive termination of this Agreement.

8.3 This Agreement may be terminated by WRR by providing NGC with written notice if NGC is in breach of any obligation to be observed or performed under this Agreement and the breach is not remedied or the matter is not requested in writing to be submitted to arbitration within 30 days of receiving written notice from the WRR. In such event, all of NGC respective rights hereunder shall terminate.

9. REPRESENTATION OF TITLE

9.1 Warranty. WRR represents, to the best of its knowledge, that it owns the rights to the unpatented mining claims described in Exhibit A and all lode mineral rights within the boundary of these claims, subject to the paramount title of the United States (but excepting those portions that may overlap adjacent fee lands); that the claims are valid under the mining laws of the United States and the State of Nevada; that WRR has and will continue to have the right to commit the Claims to this Agreement; and that WRR is not aware of any claim disputes, legal actions, or environmental hazards affecting the Property.

10. EMCUMBRANCES

10.1 Encumbrances. To the best of WRR’s knowledge, the Property is free from any liens, leases, or other encumbrances created by WRR.

11. INDEMNIFICATION

11.1 Indemnification. WRR hereby expressly and unconditionally agrees to indemnify, defend and hold NGC and its successors, assigns, managers, members, agents, employees, officers and directors, harmless from and against all manner of claims, demands, actions, suits, liability, costs and expense, including defense expenses, which may occur as a result of its operations under this Agreement, including, but not limited to, operations on the Property.

12. TRANSFERABILITY

12.1 Assignment. Either party is not permitted under any circumstances to attempt to, or assign its rights under this Agreement, or any part thereof, or transfer this Agreement to another Party without the other Parties’ express written consent, which may be withheld/denied for any reason or for no reason, all in the absolute and unfettered discretion of the Parties.

13. INDEPENDENCE

13.1 Independence. Nothing in this Agreement creates a partnership between WRR and NGC.

14. CHOICE OF LAW AND ARBITRATION

14.1 Applicable Law. This Agreement is governed solely and exclusively by the laws of Nevada, as to any and all matters. Jurisdiction and venue shall rest solely and exclusively in the courts of Washoe County, Nevada.

14.2 Arbitration. Any claim arising out of this Agreement shall absolutely be settled exclusively through non-judicial arbitration and by a single arbitrator appointed by the parties mutually or, failing their mutual appointment, by one arbitrator appointed by WRR, one arbitrator appointed by NGC, and a third arbitrator appointed by the two already appointed arbitrators. The arbitration must be resolved in accordance with the Commercial Arbitration Rules of the AAA and a written decision of the arbitrator(s) shall be short and summary, final and binding on the Parties, and non-appealable. Arbitration shall take place exclusively in Washoe County, Nevada. The prevailing party shall, in addition to the arbitration decision/award, be entitled to an award of all attorneys’ fees, costs and expenses incurred in the arbitration process. The arbitration process shall be commenced by any party giving written notice to the other party of a dispute and a demand for arbitration. The entire arbitration process must be completed within ninety (90) days of the date written notice is given by one party to the other. In addition to any other award by the arbitrator(s), the prevailing party shall also be awarded its actual attorneys’ fees, costs and expenses incurred from the date of receipt of notice of arbitration through the date of the written arbitration decision.

14.3 Settlement. Where a matter has been submitted to arbitration, a Party is deemed not to be in default until the matter is determined by the arbitration process.

15. NON-WAIVER

15.1 The condoning, excusing or overlooking by any Party of any default, breach or non-observance by another at any time in respect of any covenant, provision or condition of this Agreement does not operate as a waiver of the Party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance, so as to defeat in any way the rights of the Party in respect of any continuing or subsequent default or breach, and no waiver unless it is express and written may be inferred from or implied by anything done or omitted by the Party.

16. NOTICES

16.1 Any notice, demand or other communication required or permitted to be given to any party hereunder shall be in writing and shall be either:

(a)	personally delivered; or

(b)	sent by same day or next day courier; or

(c)	sent by telegraph, telecopier, or telex or similar method of telecommunication, charges prepaid, and confirmed by prepaid registered mail; or

(d)	sent by prepaid registered mail.

Any notice so given shall be sent to the parties at the following respective addresses:

if to Walker River Resources Corp:

Attn: Mr. Michel David,

President Walker River Resources Corp

551 Howe St, Suite 200

Vancouver, B.C. V6C 2C2

if to Nevada Gold Corp:

Attn: Mr. Jeffrey Cocks, President

Nevada Canyon Gold Corp

1495 Ridgeview Drive, Suite 220

Reno, Nevada 89509

Any party may from time to time change its address by written notice to the other parties given in accordance with ‘The provisions hereof. Any notice or communication sent by courier or given by personal delivery shall be deemed to be received on the date of delivery; any notice sent by telex, or telegraph or similar method of telecommunication shall be deemed to be received on the date of the sending of the telex, telegraph or similar method of telecommunication, as the case may be; and any notice sent by prepaid registered mail shall be deemed to be received on the fifth day after postmark by the postal service.

17. PRESS RELEASES

17.1 Press Releases. Prior to issuing any press release or other disclosure of information regarding the Lapon Canyon Gold Project, WRR or NGC, as the case may be, shall submit its press release or information disclosure to the other party for review and approval. If no comments or approval have been given by the receiving party within two (2) working days following receipt, the press release or information distribution shall be deemed approved.

18. BROKER’S /FINDER’S FEES

18.1 The parties represent and warrant to and with each other that the transaction evidenced by this Agreement was initiated, negotiated and completed by the parties hereto directly, as principals, and without the intervention of any broker, dealer, agent or finder, except as otherwise provided herein. Each party agrees to indemnify and hold the other party harmless from and against any loss, damage, cost or expense, including without limitation, attorneys’ fees and litigation expenses, resulting from any breach or breaches of the foregoing warranty.

19. RISK OF LOSS

19.1 Risk of loss, damage, or destruction of the Property shall remain with WRR at all times during the term of this Agreement.

20. FORCE MAJEURE

20.1 Suspension of Obligations. Failure of any party to perform or to comply with any of the covenants or conditions under this Agreement due to conditions of Force Majeure, shall not be grounds for default, cancellation, termination or forfeiture of this Agreement. “Force Majeure”. Should a party claim the existence of a condition of Force Majeure, such shall be excused from and not held liable for, such failure to perform or comply during the term of said condition. The term of this Agreement shall be extended for an additional period equal to the duration of the period of Force Majeure. Should a party claim the existence of a claim of Force Majeure, it shall promptly notify the other party in writing of the condition of Force Majeure.

20.2 Definition of Force Majeure. “Force Majeure” for purposes hereof, means any cause or condition beyond reasonable control of a party during which the failure to perform under the Agreement is caused by or compliance with is prevented by severe weather, explosion, unusual mining casualty, damage to or destruction of mill or mill plant facilities, fire, flood, civil or military authority, insurrection, strikes, riots, fuel storages, judicial orders, litigation, government actions, policies or regulations, which subsequently restricts or inhibits operations on the Property under this Agreement, inability to obtain any license, permit or other authorization that may be required to conduct operations, acts of God; or any circumstances or conditions beyond the control of the parties.

21. GENERAL PROVISIONS

21.1 This Agreement sets forth the entire agreement between the Parties and supersedes all previous negotiations, representations and agreements between the Parties, whether written or oral, that might have lead to the Parties making this Agreement.

22.2 The Parties acknowledge that they have been given adequate time to review this Agreement and to seek and obtain independent legal advice, and represent that they have in fact sought and obtained independent legal advice and are satisfied with all of the terms and conditions of this Agreement.

22.3 Time is of the essence of this Agreement.

22.4 Whenever the singular or masculine or neuter is used in this Agreement, the meanings must be construed as the plural or feminine or body corporate when the context requires.

22.5 The headings in this Agreement are for convenience only and are not deemed part of this Agreement.

22.6 If any part, section, paragraph or sub-paragraph of this Agreement is held to be invalid, illegal or otherwise void or unenforceable, the balance of the Agreement continues in full force and effect.

22.7 This Agreement inures to the benefit of and is binding upon the Parties and their respective successors and permitted assigns.

22.8 The Parties acknowledge that they were jointly responsible for the preparation of this Agreement and, in the event of any inconsistencies or need for interpretation, there should be no presumption that any construction or interpretation should be construed against any party.

22.9 A party may waive any rights under this Agreement only by written waiver duly signed by such party, and no failure to exercise or delay in exercising a right under this Agreement shall constitute a waiver of such right.

22.10 Each party agrees not to advertise, or otherwise make known to others, any information regarding this Agreement, except as may be required by law.

22.11 Each party represents and warrants they have, respectively, entered into this Agreement freely and in good faith.

22.12 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

22.13 If any provision of this Agreement is found to be unenforceable, such provision will be limited or deleted to the minimum extent necessary so that the remaining terms remain in full force and effect.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

WALKER RIVER RESOURCES CORP.

By:	/s/ Michel David
Michel David, President & CEO

NEVADA CANYON GOLD CORP.

By:	/s/ Jeffrey A. Cocks
Jeffrey A. Cocks, President & CEO

CLAIMS	BLM SERIAL No.	LOCATION DATE
Sleeper 1-3	699414-416	Feb. 16. 1994
Sleeper 4-10	699417-423	Feb. 26, 1994
Sleeper 11-12	699424-424	Mar. 3, 1994
Sleeper 13-14	708229-230	Sep. 9, 1994
Sleeper 15	7088231	Sep. 14, 1994
Sleeper 16-18	708232-234	Sep. 9, 1994
Sleeper 19	708235	Sep. 9, 1994
Sleeper 20 through 28	NMC 1008338 through NMC 1008345	May 31, 2009

EXHIBIT A

Sleeper 29 through 36	NMC 100846 through NMC 1008352	June 1, 2009